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                                 EXHIBIT 99.1

                             FOR IMMEDIATE RELEASE
                             ---------------------

Hiram, Georgia. October 16, 2000. The board of directors of Community Trust Financial Services Corporation announced its third quarter net earnings for 2000 of $351,941. For the nine months that ended September 30, 2000, Community Trust's net earnings are $716,802. "Earnings have improved as compared to 1999, while we have continued to experience good growth in assets," said Ronnie Austin, chief executive officer of Community Trust.

Community Trust Financial Services is the parent company of Community Trust Bank, Metroplex Appraisals, Inc., Community Loan Company, and owns 49% interest in Cash Transactions L. L. C. As a publicly held company, Community Trust is a registrant with the Securities and Exchange Commission. The company's common stock is traded via the over-the-counter bulletin board with the symbol CTFV.